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                                                                   EXHIBIT 23.2


                        INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
ChemFirst, Inc.:

We consent to the use of our report dated February 21, 1997, on the consolidated financial statements of ChemFirst Inc. and subsidiaries as of December 31, 1996, June 30, 1996 and 1995, and for the six months ended December 31, 1996, and each of the years in the three-year period ended June 30, 1996, incorporated herein by reference and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the Prospectus.

/s/ KPMG Peat Marwick LLP
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KPMG Peat Marwick LLP


Jackson, Mississippi
September 8, 1997